Exhibit 10.50

                        AGREEMENT OF PURCHASE AND SALE
                         AND JOINT ESCROW INSTRUCTIONS

     THIS AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this "Agreement") is made and entered into as of the 30th day of April, 1996, by and between the Derby-Heinze Partnership, an Oregon general partnership comprised of Double D Development, Inc., an Oregon corporation, and Shelburne Company, Inc., an Oregon corporation ("Seller"), and Wellsford Residential Property Trust, a Maryland Real Estate Investment Trust ("Buyer").

                                   RECITALS

     A. Seller is the holder of an option to purchase certain land pursuant to the terms and conditions of that certain Option Agreement and Contract of Sale dated December 23, 1993, between Lincoln Memorial Park, Inc. ("LMP"), an Oregon corporation, as "Optionor," and Seller, as the "Optionee," which has been amended and extended by agreement dated December 22, 1995 (the "Option Agreement").

     B. Seller is the owner of an 11-acre tract of land west of and contiguous to the Option Land formerly owned by Jim and Barbara Hoyt (the "Hoyt Property").

     C. Seller has obtained an approval from Clackamas County (the "County") for a Planned Unit Development (the "PUD") known as "Altamont," subject to certain conditions. The County and Seller have entered into a Memorandum of Understanding to facilitate the land acquisition, construction, and financing of a minor arterial to serve the Altamont development and region and to implement the County's Comprehensive Plan.

     D. A portion of the Altamont PUD includes approximately 24.5 acres approved and zoned for multi-family units. The zone designation is "MR-2" and the approved density is 18 units per acre. The approved number of units for this site is 441, and there may be additional units available through the "density bonus" zoning code provisions of the County.

     NOW, THEREFORE, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms not otherwise defined herein shall have the following definitions:

     1.1 "Access Road" is the minor arterial road extending Johnson Creek Boulevard from its intersection at 92nd Avenue up through the site to the final on-site intersection.

     1.2 "Closing Date" means the date of closing of this transaction, which shall be September 15, 1996, or sooner, provided the conditions set forth in
Section 6 have been satisfied or waived. The Closing Date may be extended beyond September 15, 1996, at Buyer's option, if the conditions set forth in
Section 6 have not yet been satisfied or waived.

     1.3  "County" means Clackamas County, Oregon.

     1.4 "Escrow" means the escrow with Escrow Holder for the consummation of the transaction described in this Agreement.

     1.5  "Escrow Holder" means Chicago Title Insurance Company of Oregon.

     1.6 "Land" means the 24.5 acres to be transferred by the terms of this Agreement as more fully defined in Exhibits A and B, incorporated herein by this reference. Approximately 22 acres is from the LMP part of the PUD land and approximately 2.5 acres is from the Hoyt Property part of the PUD land.

     1.7 "Project" means the 441 (or more) multi-family units to be constructed upon the Land.

     1.8  "PUD" means the Altamont Planned Unit Development.

     1.9  "Title Company" means Chicago Title Insurance Company of Oregon.

     1.10 "Utilities" means Sanitary and Storm Water facilities, Water, Electric Power, Natural Gas, Telephone and Cable TV Service. Public and Private Utility requirements for the PUD and the Land are defined in the County PUD approval.

     Section 2. Purchase and Sale. Seller agrees to sell to Buyer the Land (24.5 acres) and to provide the Utilities to the property line adequate to service the Project and Buyer agrees to purchase from Seller the Land upon the terms and conditions set forth in this Agreement.

     2.1 The purchase price for the Land (the "Purchase Price") shall be $2,646,000.00. To the extent Buyer actually constructs more than 441 units on the Land in accordance with the "density bonus" zoning provisions of the County, then the Purchase Price shall be increased by an amount equal to $6,000.00 multiplied by the number of units in excess of 441 actually constructed (the "Bonus Density Payment").

     2.2  The Purchase Price shall be payable as follows:

          2.2.1 Earnest money in the amount of $100,000.00 cash, plus any interest thereon (the "Earnest Money"). An initial amount of $50,000.00 shall be deposited in Escrow within three (3) business days of the execution of this Agreement. An additional amount of $25,000.00 shall be deposited in Escrow on or before May 5, 1996. An additional amount of $25,000.00 shall be deposited in Escrow on or before June 5, 1996. Of the initial deposit of $50,000.00, $25,000.00 shall be nonrefundable, unless Seller defaults under this Agreement. On May 5, 1996, and on the 5th day of each month thereafter, an additional $5,000.00 of the Earnest Money, up to a maximum of $75,000.00 inclusive of the $25,000.00 portion of the original $50,000.00 initial deposit of Earnest Money shall become nonrefundable. The Earnest Money shall be held in an interest-bearing escrow account and any interest shall be applied toward the Purchase Price.

          2.2.2 The balance of the Purchase Price in immediately available funds at closing.

          2.2.3 The Bonus Density Payment attributable to construction of more than 441 units in the Project shall be paid upon issuance of building permits for the additional units.

     Section 3.  Existing and Future Encumbrances.

     3.1 Obligation to Pay. Upon closing of the Option Agreement between Seller and LMP, a portion of the Land will be subject to a trust deed with LMP, as beneficiary, dated __________________, 19__, to be recorded __________________, 199__, in Book ___, Page ____, Clackamas County Records,
Clackamas County, Oregon (the "Prior Lien"). Seller covenants to Buyer (a) that no default exists under the Option Agreement and Contract of Sale; and,
(b) that Seller will make all payments under the Option Agreement and Contract of Sale when due and will obey and observe all of the terms of such instrument, except as to those matters that are to be performed by Buyer under the terms of this Agreement. If either Seller or Buyer receives notice from or on behalf of the holder of the Prior Lien of breach of any of the terms of the Prior Lien, the party receiving the notice shall immediately forward a copy of such notice to the other party. Contemporaneously with the close of Escrow, Escrow Agent shall satisfy the pro rata portion of the Prior Lien required to obtain a full release of the LMP portion of the Land.

     3.2 LID. Shortly after completion of construction of the Access Road, the Land shall be assessed a proportionate share of the cost of constructing the Access Road through a local improvement district ("LID") in an amount not to exceed $700,000.00 (the "LID Assessment"). Buyer shall pay the LID Assessment in full within thirty (30) days of assessment by the County. The amount of the assessment pursuant to the LID shall be credited against the Purchase Price for the purchase of the Property. In the event the LID Assessment has not occurred prior to the close of Escrow, Escrow Agent shall retain $700,000.00 in Escrow until such time as the LID Assessment is made. Once the LID Assessment is made, Escrow Agent shall release to Seller the difference between the actual assessment and the $700,000.00 and shall pay to the County the amount of the actual assessment.

     3.3 Failure to Pay. In the event Seller fails to perform any obligation or fails to make any payment required by the Prior Lien, Buyer shall have the right to correct the default or to make any part or all of the payment payable to Seller under this Agreement directly to the holder of the Prior Lien or third party to whom such payment is required to be made under the Prior Lien until Seller's obligation is satisfied. Buyer's reasonable costs in performing Seller's obligation with interest at the rate of eighteen percent (18%) per annum from the date of expenditure shall be credited to the next installments coming due under this Agreement as though paid directly to Seller.

     3.4 Obligations of Buyer. Buyer shall not cause or suffer any act or failure to act within the reasonable control of Buyer that if attributed to Seller might cause a default under any of the provisions of the Prior Lien or the LID.

     3.5 Homeowner's Association. Buyer acknowledges that the Property is subject to the terms and conditions of the County's PUD approval, as modified. As such, Buyer understands that it must participate in the Altamont Homeowner's Association, including the payment of appropriate association dues and obligations. The parties agree to cooperate in the development of an assessment formula for the association dues collectable from the Project and agree to cooperate on mutually acceptable provisions in the homeowner's association documentation, including the terms and conditions attached hereto as Exhibit C.

     3.6 Easements, Sewer, Off-Site Storm Water Retention Facility, and Emergency Access Road. Buyer and Seller agree to cooperate in the granting of cross-easements for sewer and storm water lines and emergency access road across the PUD and Land. Buyer agrees to participate in the pro rata cost of the construction of an off-site storm water retention facility, either on or off of the Land. The cost shall be prorated based upon the projected usage of the storm water retention facility by the affected areas of the Altamont Development and of the Project as more fully set forth in Exhibit E-2. Seller shall participate in the cost of a sewer line either across or adjacent to the Land if applicable sewer agency regulation would permit the installation by Buyer of a small capacity line. In such event, Seller shall pay all costs attributable to the installation of a larger capacity sewer line. All budgets, contracts for construction of such sanitary sewer line and off-site storm water retention facilities shall be subject to approval by Buyer, which approval shall not be unreasonably withheld.

     Section 4. Conditions of Title. Upon closing, Seller shall convey to Buyer marketable and insurable fee-simple title to the Land by execution and delivery of a statutory warranty deed. Evidence of the delivery of marketable, insurable, fee-simple title shall be the issuance by Chicago Title Insurance Company of an ALTA extended coverage policy of title insurance in the amount of the Purchase Price, insuring fee-simply title to the Land in Buyer's name, subject only to the LID, the condition of the PUD approval for the County, the Conditions, Covenants, and Restrictions (CC&R's) and other related homeowners association documentation, to-be-granted easements for the fill and the storm water and sewer facilities, and any other exceptions as Buyer shall approve pursuant to this Agreement.

     Section 5.  Escrow.

     5.1 Opening of Escrow. With the deposit by Buyer of the sum of $50,000.00, Escrow shall be opened for consummating this transaction. Buyer and Seller shall deliver a fully-executed copy of this Agreement to Escrow Holder. Buyer and Seller hereby authorize their respective attorneys to execute and deliver into Escrow any additional or supplemental instructions as may be necessary or convenient to implement the terms of this Agreement and to close this transaction.

     5.2 Indemnification of Escrow Holder. If this Agreement or any matter relating to it becomes the subject of any litigation or controversy, Buyer and Seller agree, jointly and severally, to hold Escrow Holder free and harmless from any loss or expense, including attorney fees, that may be suffered by it by reason thereof, except if by reason of Escrow Holder's own gross negligence. In the event conflicting demands are made or notices are served on Escrow Holder with respect to this Agreement, Buyer and Seller expressly agree that Escrow Holder shall be entitled to file suit in interpleader and obtain an order from the court requiring Buyer and Seller to interplead and litigate their several claims and rights among themselves. Upon filing the action in interpleader, Escrow Holder shall be fully released and discharged from any obligations imposed on it by this Agreement.

     5.3 Nonliability of Escrow Holder. Escrow Holder shall not be liable for the sufficiency or correctness as to form, manner, execution, or validity of any instrument deposited with it, nor as to the identity, authority, or rights of any person executing such instrument, nor for failure to comply with any of the provisions of any agreement, contract, or other instrument filed with Escrow Holder or referred to here, except Escrow Holder's own performance pursuant to this Agreement or any other escrow instructions or if by reason of Escrow Holder's own gross negligence. Escrow Holder's duties under this Agreement shall be limited to safekeeping the money, instruments, or other documents received by it as Escrow Holder, and for depositing them in accordance with the terms of this Agreement. Notwithstanding the foregoing, nothing in this Section 5.3 shall limit the liability of Escrow Holder as the title insurer under the title policy.

     Section 6.  Contingencies and Conditions to Closing.

     6.1 Conditions Precedent to Buyer's Obligations. The close of Escrow and Buyer's obligations with respect to the transaction contemplated by this Agreement are subject to the satisfaction, not later than the Closing Date (unless otherwise provided), of the following conditions, and the obligations of the parties with respect to such conditions are as follows:

          6.1.1 Title. At closing, and as set forth in Section 4, Seller shall convey fee simple title to the Land by statutory warranty deed, subject only to the items set forth in Section 4, nondelinquent real property taxes, items 1 through 11 of the preliminary title report prepared by Escrow Holder, Order No. 136043, dated February 15, 1996 (the "Preliminary Commitment"), a copy of which is attached as Exhibit D, and other matters that may be approved in writing by Buyer; or

          6.1.2 Preliminary Title Report Issuance. Within twenty (20) days of the execution of this Agreement, Seller, at Seller's cost and expense, shall cause Title Company to issue to Buyer its preliminary title report on the Land (the "Preliminary Commitment"), along with copies of all documents that give rise to exceptions listed in the report (the "Underlying Documents"). Within twenty (20) days of receiving the Preliminary Commitment and the Underlying Documents, Buyer shall give Seller written notice setting forth the exceptions that are not acceptable to Buyer (the "Unacceptable Exceptions"). All other exceptions shall be deemed acceptable to Buyer. Seller shall have thirty (30) days after receiving Buyer's notice within which to give Buyer its written notice agreeing to eliminate the Unacceptable Exceptions or electing to terminate this Agreement. If Seller agrees to eliminate the Unacceptable Exceptions, Seller shall be obligated to do so at its cost and as of the Closing Date. In the event an updated preliminary title report identifies additional exceptions, the same process shall be utilized to either accept or eliminate additional Unacceptable Exceptions.

          6.1.3 Seller's Deliveries. Seller shall have timely delivered each and every item to be delivered by Seller pursuant to this Agreement.

          6.1.4 Title Insurance. As of the close of escrow, Title Company shall have issued or shall have committed to issue the title policy to Buyer.

          6.1.5 Buyer's Due Diligence. Buyer's obligation to close shall be contingent upon completion of Buyer's due diligence investigation of the Land and Buyer's study of the feasibility of developing the Project on the Land. Buyer's due diligence may include, without limitation, the following:

       (i)     Inspection of the Land by Buyer or Buyer's agents;

      (ii) Review and approval of all existing plans, specifications, soils reports, environmental reports, engineering reports, and other reports and information relating to the Land and the plans and specifications for the entrance to the PUD, including signage at the entrance; and

     (iii) Buyer's receipt and acceptance of an environmental assessment by a qualified environmental consulting firm selected and paid for by Buyer. The assessment is to indicate that there is no evidence that hazardous materials are present on, under, or so near the Land or in the fill to be placed upon the Land, in such form and quantities as to expose Buyer to liability for clean up, the cost thereof, or other legal environmental liability.

Buyer shall complete all due diligence by April 30, 1996. If Buyer elects to cancel this transaction, at the end of this time, Buyer shall provide Seller with written notice of Buyer's intent to cancel the transaction. In the event Buyer fails to provide the written notice, this contingency shall be deemed satisfied.

          6.1.6 Local Improvement District. Within ninety (90) days of the execution of this Agreement, Seller shall deliver to Buyer all existing documentation for the LID for the construction of the Access Road. In the event the LID is not approved within ninety (90) days of the execution of this Agreement, Buyer may cancel this transaction and receive a full refund of all Earnest Money.

          6.1.7     Consent to Assignment of Right to Purchase.  Within ninety
(90) days of the execution of this Agreement, Seller shall have obtained from LMP a consent to the assignment of the right to purchase that portion of the Land which is subject to the Option.

          6.1.8 Land Division. The County approves the pending and any other necessary land division or lot line adjustments to subdivide the Land into a saleable parcel.

          6.1.9 Seller's Construction Activities and Government Approvals. The following work has been completed on the Property or in connection with the development of the PUD and the following approvals and permits have been obtained with respect to the PUD and the Project:

               6.1.9.1 The Access Road has been completed to the satisfaction of the County to allow adequate road access for construction of the Project;

               6.1.9.2 Seller has completed placement and engineered compaction of the fill to be placed on the Property in a manner satisfactory to, and approved by, Buyer. Seller contemplates using as fill some or all, of the soil resulting from the cuts necessary to construct the Access Road;

               6.1.9.3 Seller has caused to be constructed water lines with sufficient flow for fire purposes as required by governmental authorities have been completed to the Property line;

               6.1.9.4 Seller has caused to be constructed all other Utilities including sanitary sewer, storm sewer, gas, and electricity as are necessary to enable Buyer to construct the Project, obtain a certificate of occupancy for the Project and occupy the Project;

               6.1.9.5 Seller has obtained all zoning and land use approvals and permits required for development of the single-family development known as Phase 1 of the Altamont Planned Unit Development and for the development of the site for the Project (to include at least 441 multi-family units) and such
approvals are final and non-appealable.   The parties acknowledge that it shall
be Buyer's responsibility and obligation to obtain all necessary design approvals, grading permits, and building permits for the construction of the multi-family units, and that such approvals are not a condition of closing.

               6.1.10 Buyer shall have obtained design approval and site plan approval for the Project, subject to such conditions and limitations as may be acceptable to Buyer; provided, however, that if Buyer has not obtained such approval by August 31, 1996, due to Buyer's failure to apply for such approval by June 30, 1996, then such approval shall be deemed to have been obtained by Buyer.

          The conditions set forth in this Section 6.1 are solely for the benefit of Buyer and may be waived only by Buyer. Buyer shall at all times have the right to waive any condition. Such waiver or waivers shall be in writing to Seller. The waiver by Buyer of any condition shall not relieve Seller of any liability or obligation with respect to any representation, warranty, covenant, or agreement of Seller. Neither Seller nor Buyer shall act or fail to act for the purpose of permitting or causing any condition to fail (except to the extent Buyer, in its own discretion, exercises its right to disapprove any such items or matters).

     6.2 Conditions Precedent to Seller's Obligations. The close of Escrow and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction, not later than the Closing Date (unless otherwise provided), of the following conditions, and the obligation of the parties with respect to such conditions are as follows:

          6.2.1 Buyer's delivery to Escrow Holder on or before the Closing Date, for disbursement as provided herein, of the Purchase Price and the documents and materials described herein.

          6.2.2     Buyer shall have funded the gap loan set forth in
Section 17 of this Agreement.

          6.2.3 The County shall have approved any necessary land divisions to create a saleable parcel.

          6.2.4 Seller shall have received a commitment for the loan for the purpose of developing Phase 1 as described in Section 2(j) of the Loan Agreement attached hereto as Exhibit I-1.

          The conditions set forth in this Section 6.2 are solely for the benefit of Seller and may be waived only by Seller. Seller shall at all times have the right to waive any condition. Such waiver or waivers shall be in writing to Buyer. The waiver by Seller of any condition shall not relieve Buyer of any liability or obligation with respect to any representation, warranty, covenant, or agreement of Buyer. Neither Buyer nor Seller shall act or fail to act for the purpose of permitting or causing any condition to fail (except to the extent Seller, in its own discretion, exercises its right to disapprove any such items or matters).


     6.3. Failure of Conditions to Closing. In the event any of the conditions set forth in Sections 6.1 or 6.2 are not timely satisfied or waived, for a reason other than the default of Buyer or Seller under this Agreement:

          6.3.1 This Agreement, the Escrow, and the rights and obligations of Buyer and Seller shall terminate, except as otherwise provided herein; and,

          6.3.2 Escrow Holder is hereby instructed to promptly return to Seller and Buyer all funds and documents deposited by them, respectively, in Escrow that are held by Escrow Holder on the date of the termination (minus, in the case of the party otherwise entitled to such funds, however, the amount of any cancellation charges required to be paid by that party under Section 6.4).

     6.4 Cancellation Fees and Expenses. In the event this Escrow terminates because of the nonsatisfaction of any condition for a reason other than the default of Seller under this Agreement, the cancellation charges required to be paid by and to Escrow Holder shall be borne by Buyer. In the event this Escrow terminates because of Seller's default, the cancellation charges required to be paid by and to Escrow Holder shall be borne by Seller. The obligations set forth in this Section 6.4 are in addition to the remedies provided in
Section 22.

     6.5 Contingencies To Closing. Seller's obligation to sell the Land to Buyer and Buyer's obligation to purchase the Land from Seller shall be contingent upon mutual agreement between Seller and Buyer on, and approval by Seller and Buyer of, the following:

          (a) A preliminary fill plan to be attached to this Agreement as Exhibit E-1;

          (b) A plan for the monument sign at the entry to the Altamont Planned Unit Development described in Section 13.3.3 of this Agreement;

          (c) A proportionate share of, or limit on, the homeowners' dues to be imposed by the Altamont Homeowners Association on the Land and paid by Buyer as owner of the Land; and,

          (d) An Approved Building Materials List to be attached to this Agreement as Exhibit H.

          Seller and Buyer shall have until 5:00 p.m. on April 30, 1996, to satisfy or waive the contingencies set forth in this Section 6.5 and to give the other party notice that such contingencies have been satisfied or waived. If Seller and Buyer shall not both satisfy or waive such contingencies and give the other party such notice on or before 5:00 p.m. on April 30, 1996, then this Agreement shall be automatically terminated.

     Section 7.  Deliveries to Escrow Holder.

     7.1 By Seller. On or before the Closing Date, Seller shall deliver the following in escrow to Escrow Holder:

          7.1.1 Deed. A statutory warranty deed, substantially in the form attached as Exhibit F, duly executed and acknowledged in recordable form by Seller, conveying all of the Property to Buyer subject only to the items set forth in Section 4, and other matters that may be approved in writing by Buyer.

          7.1.2 General Assignment. Seller shall assign to Buyer all of Seller's interests in or related to the Property, including without limitation:

               7.1.2.1 All approvals, permits, and agreements involving or relating to the Land as more particularly defined in Exhibit G.

               7.1.2.2 All plans, specifications, reports, as-built drawings, maps and the like relating to the utilities to be constructed by Seller to or on the Land and the fill to be placed by Seller on the Land; and,

               7.1.2.3 Any warranties or guaranties arising out of construction, consulting, architectural, and engineering contracts relating to the construction of utilities to be constructed by Seller to or on the Land and the fill to be placed on the Land by Seller.

          7.1.3 Nonforeign Certification. Seller represents and warrants that it is not a "foreign person" as defined in IRC Section 1445. Seller will give an affidavit to Buyer to this effect in the form required by that statute and related regulations.

          7.1.4 Changes of Address. Written notices executed by Seller to taxing authorities having jurisdiction over the Property changing the address for service of notice and delivery of statements and bills.

          7.1.5 Proof of Authority. Such proof of Seller's authority and authorization to enter into this Agreement and to consummate the transaction contemplated by it, and such proof of the power and authority of the persons executing and/or delivering any instruments, documents, or certificates on behalf of Seller to act for and bind Seller, as may be reasonably required by Escrow Holder and/or Buyer.

     7.2 By Buyer. On or before the Closing Date, Buyer shall deliver the following in escrow to Escrow Holder:

          7.2.1     Purchase Price.  The Purchase Price in accordance with
Section 2 above;

          7.2.2 Prorations. The amount due Seller, if any, after the prorations are computed in accordance with Section 11 below; and,

          7.2.3 Proof of Authority. Such proof of Buyer's authority and authorization to enter into this Agreement and to consummate the transaction contemplated by it, and such proof of the power and authority of the persons executing and/or delivering any instruments, documents, or certificates on behalf of Buyer to act for and bind Buyer, as may be reasonably required by Escrow Holder and/or Seller.

     Section 8. Deliveries to Buyer at Closing. Seller shall deliver possession of the Land to Buyer at close of Escrow.

     Section 9. Title Insurance. At Closing, Seller shall provide, at its expense, a standard owner's title insurance policy in the amount of the Purchase Price specified above, insuring title vested in Buyer or its nominees, subject only to the items set forth in Section 4, and other matters that may be approved in writing by Buyer. Buyer shall pay the additional premium for an ALTA extended coverage title insurance policy.

     Section 10. Adjustments. Seller shall pay for the standard coverage title insurance policy, all transfer fees or taxes, one-half of all escrow fees and costs, survey costs, and Seller's share of prorations pursuant to
Section 11 below. Buyer shall pay the additional premium for an ALTA extended coverage policy of title insurance, if such policy is desired by Buyer, one-half of the escrow fees and costs, its own engineering and inspection fees, and Buyer's share of prorations pursuant to Section 11 below. Buyer and Seller shall each pay their own legal fees. All other costs and expenses shall be allocated between Buyer and Seller in accordance with the customary practice in Clackamas County, Oregon. At closing, Buyer shall contribute any funds necessary to pay its share of adjustments.

     Section 11. Prorations. Presently existing taxes, assessments, improve-ment bonds, and other expenses, if any, affecting the Land shall be prorated as of the day following the Closing Date. For the purpose of calculating prorations, Buyer shall be deemed to be in title to the Land and, therefore, responsible for the expenses for the entire day following the Closing Date.

     Section 12. Disbursements and Other Actions by Escrow Holder. At closing, Escrow Holder shall do the following:

     12.1 Funds. Disburse all funds deposited with Escrow Holder by Buyer in payment of the Purchase Price as follows:

          12.1.1 Deduct all items chargeable to the account of Seller pursuant to Section 11 above.

          12.1.2 Disburse the balance of the Purchase Price to Seller promptly upon closing.

          12.1.3 Disburse the remaining balance of the funds, if any, to Buyer promptly upon closing.

     12.2 Recording. Cause the deed and any other documents that the parties may mutually direct to be recorded in the official records and obtain conformed copies for distribution to Buyer and Seller.

     12.3 Title Policy.  Issue the title policy to Buyer.

     12.4 Disbursement of Documents to Buyer. Disburse to Buyer the FIRPTA certificate and any other documents (or copies thereof) deposited into escrow by Seller pursuant hereto.

     Section 13. Seller's Representations, Warranties, and Covenants. In addition to any express agreements of Seller contained herein, the following constitute representations and warranties of Seller to Buyer:

     13.1 Representations Regarding Seller's Authority.

          13.1.1 Seller has the legal power, right, and authority to enter into this Agreement and the instruments referred to here and to consummate the transactions contemplated herein, subject to the completion of a pending land division.

          13.1.2 All requisite action (corporate, trust, partnership, or otherwise) has been taken by Seller in connection with entering into this Agreement, the instruments referred to here, and the consummation of the transactions contemplated here.

          13.1.3 The persons executing this Agreement and the instruments referred to here on behalf of Seller and the partners, officers, or trustees of Seller, if any, have the legal power, right, and actual authority to bind Seller to the terms and conditions of this Agreement.

          13.1.4 This Agreement and all documents required to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

          13.1.5 Neither the execution and delivery of this Agreement and documents referred to here, nor the incurring of the obligations set forth here, nor the consummation of the transactions here contemplated, nor compliance with the terms of this Agreement and the documents referred to here conflict with or result in the material breach of any terms, conditions, or provisions of, or constitute a default under any bond, note, or other evidence of indebtedness, or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease, or other agreements or instruments to which Seller is a party or affecting the Property.

     13.2 Warranties and Representations Pertaining to Real Estate and Legal Matters.

          13.2.1 The information contained in the recitals is true and correct in every material respect as of the date of this Agreement.

          13.2.2 Except as disclosed to Buyer in writing, Seller knows of no litigation, claim, or arbitration, pending or threatened, with regard to the Land or its operation.

          13.2.3 No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to the best of Seller's knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller.

          13.2.4 To the best of Seller's knowledge after due inquiry, the construction, occupancy, and operation of the Land materially conform to and comply with all applicable city, county, state, and federal law, statutes, ordinances, and regulations, subject to a pending land division. Seller has obtained all zoning and land use approvals and will diligently pursue obtaining permits required for development of the single-family development known as Phase I of the Altamont PUD and for the development of the Project on the Land (other than design approvals, grading permits and building permits relating to the Project) and such zoning and land use approvals are final and non-appealable.

          13.2.5 Seller has not entered into any other contracts for the sale of the Land, nor do there exist any rights of first refusal or options to purchase the Land.

          13.2.6 Seller has not received any notices from any insurance company or from any consultant engaged by Seller of any defects or inadequacies in the Land.

          13.2.7 To the best of Seller's knowledge, the Land is materially in compliance with applicable state and federal environmental standards and requirements affecting it.

          13.2.8 Seller has not received any notices of violation or advisory action by regulatory agencies regarding environmental control matters or permit compliance with respect to the Land. To the best of Seller's knowledge, no part of the Land constitutes wetlands subject to the jurisdiction of the United States Army Corp. of Engineers.

          13.2.9 Seller has not transferred hazardous waste from the Land to another location that is not in compliance with applicable environmental laws, regulations, or permit requirements. To the best of Seller's knowledge, no other person has transferred hazardous waste from the Land to another location that is not in compliance with applicable environmental laws, regulations, or permit requirements.

        13.2.10 There are no proceedings, governmental administrative actions, or judicial proceedings pending or, to the best of Seller's knowledge, contemplated under any federal, state, or local laws regulating the discharge of hazardous or toxic materials or substances into the environment.

        13.2.11 To the best of Seller's knowledge, Seller or others have not, during its control of the Property, stored, produced, or disposed of any hazardous substance, including asbestos, on the Land.

     13.3      Covenants Pertaining To Real Estate and Legal Matters.

        13.3.1 Seller covenants and agrees to use its best efforts to fulfill the conditions precedent to the close of Escrow set forth in Sections 6.1.6, 6.1.7, 6.1.8, 6.1.9, and all subsections thereof.

        13.3.2 Sellers covenants and agrees to make any necessary payments to the County required under the Memorandum of Understanding between Seller and the County.

        13.3.3 Seller covenants and agrees to construct a monument sign at the entry to the Altamont Planned Unit Development, which sign shall be subject to approval by Buyer, which approval shall not be unreasonably withheld. Such monument sign may include separate signage for the Project. Seller will cooperate with Buyer in Buyer's efforts to obtain approval from the County for such separate signage.

        13.3.4 Seller covenants and agrees to comply with and fulfill all of the conditions of the land use approvals and permits required for development of the single-family development known as Phase I of Altamont Planned Unit Development and for the development of the Project on the Land (other than design approvals, grading permits, and building permits relating to the Project).

        13.3.5 Seller covenants and agrees to form a Homeowner's Association ("HOA") for the PUD. The Declaration of Covenants, Conditions, and Restrictions for the PUD (the "Declaration") and the Articles of Incorporation, Bylaws, and other documents relating to the HOA shall be reasonably satisfactory to Buyer. Buyer, as owner of the Land, shall be entitled to representation on the Board of Directors of the HOA pursuant to the terms of the Declaration, Articles of Incorporation, and Bylaws of the HOA.

     Section 14. As Is. Other than Seller's representations and warranties contained in this Agreement and those contained in any instrument delivered to Buyer at closing, Buyer acknowledges that it is purchasing the Property "AS IS."

     Section 15. Buyer's Representations, Warranties, and Covenants. In addition to any express agreements of Buyer contained here, the following constitute representations and warranties of Buyer to Seller:

     15.1 Buyer has the legal power, right, and authority to enter into this Agreement and the instruments referred to here and to consummate the transactions contemplated here.

     15.2 All requisite action (corporate, trust, partnership, or otherwise) has been taken by Buyer in connection with entering into this Agreement and the instruments referred to here and the consummation of the transactions contemplated here. No further consent of any partner, shareholder, creditor, investor, judicial or administrative body, governmental authority, or other party is required.

     15.3 The persons executing this Agreement and the instruments referred to here on behalf of Buyer have the legal power, right, and actual authority to bind Buyer to the terms and conditions of this Agreement.

     15.4 This Agreement and all documents required by it to be executed by Buyer are and shall be valid, legally binding obligations of, and enforceable against Buyer in accordance with their terms.

     15.5 Neither the execution and delivery of this Agreement and documents referred to here, nor the incurring of the obligations set forth here, nor the consummation of the transactions contemplated, nor compliance with the terms of this Agreement and the documents referred to here conflicts with or results in the material breach of any terms, conditions, or provisions of or constitute a default under any bond, note, or other evidence of indebtedness, or any contract, indenture, mortgage, deed of trust, loan, partnership agreement, lease, or other agreements or instruments to which Buyer is a party.

     15.6 Buyer shall pay when due, all payments required of Buyer under the terms of this Agreement. Buyer shall perform any term, condition, and provision of this Agreement in a timely manner with time being of the essence. Buyer's failure to perform under this Agreement shall constitute a default giving rise to the remedies set forth in Section 22.2.2 of this Agreement.

     15.7 Buyer shall construct the multi-family units to a high standard using building materials from the material list attached hereto as Exhibit H.

     Section 16. Damage or Destruction; Condemnation. Until close of Escrow, the risk of loss shall be retained by Seller. Seller shall keep the Land fully insured until close of Escrow. If all or any part of the Land is damaged, destroyed, or condemned or if condemnation proceedings are instituted before close of Escrow, then Buyer may elect to either (i) terminate this Agreement, in which event Escrow Holder shall promptly the Earnest Money and accrued interest thereon to Buyer, this Agreement shall have no further force and effect, and both Seller and Buyer shall be relieved and released of and from any and all further liability under this Agreement; or, (ii) proceed to close Escrow without an adjustment in price, in which event Seller shall assign to Buyer all its right to any insurance proceeds or condemnation award, including the sole right to settle or approve the settlement of any insurance claim or condemnation action. Buyer shall have thirty (30) days after notice of any such damage, destruction, or condemnation within which to notify Seller as to whether Buyer elects to terminate this Agreement or proceed to close Escrow. During such thirty (30) day period, Seller shall cooperate and use its best efforts to provide Buyer with all information reasonably necessary to evaluate the extent of such damage or destruction or the scope of such condemnation.

     Section 17. Gap Loan. Buyer will loan Seller up to $800,000.00 for a term of two years from the date of closing of the loan transaction. The loan transaction shall close on or before May 15, 1996. Notwithstanding the foregoing, if Seller is unable or unwilling to close the purchase and sale transaction contemplated by this Agreement on or before September 15, 1996, or such other extended Closing Date set forth in Section 1.2, then the loan will be accelerated and become due and payable on December 14, 1996. The loan shall bear interest at an annual rate equal to that rate announced by the Bank of Boston from time to time as its prime rate plus two percent (2%). Interest only shall be payable quarterly. Seller will pay a loan fee of two percent (2%) of the principal amount to Buyer and Lender's legal fees not to exceed one percent (1%) of the actual loan amount. Loan documentation is appended hereto as Exhibit I.

     Section 18. Notices. All notices or other communications required or permitted under this Agreement shall be in writing, and shall be personally delivered (including by means of professional messenger service) or sent by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed received three (3) days after deposit in the United States mail:

     To Buyer:       Wellsford Residential Property Trust
                     Attention: Daniel M. Kelley
                     101 East 26th Street, Suite 301
                     Tacoma, Washington 98421

     With a Copy to:      Wellsford Residential Property Trust
                     610 Fifth Avenue, 7th Floor
                     New York, New York  10020
                     Attn: Chief Financial Officer

     With a Copy to:      Richard D. Thaler, Esq.
                     Williams, Kastner, Gibbs
                     601 Union Street, Suite 4100
                     Seattle, Washington 98101

     To Seller:           Derby-Heinze Partnership
                     c/o Double D Development, Inc.
                     Mr. Dennis L. Derby, President
                     6655 S.W. Hampton Street, Suite 100
                     Portland, Oregon 97223

     With a Copy to:      Mr. Gregory Heinze
                     Shelburne Company, Inc.
                     7008 S.W. Nyberg Road
                     Tualatin, Oregon 97062

     and a Copy to:       Stuart K. Cohen, Esq.
                     Cohen & Wu
                     41st Floor
                     111 S.W. 5th Avenue
                     Portland, Oregon 97204

     To Escrow Holder:    Chicago Title Insurance Company of Oregon
                     Attention: Nancy LaFontaine
                     10001 S.E. Sunnyside Road
                     Clackamas, Oregon 97015

Notice of change of address shall be given by written notice in the manner detailed in this paragraph.

     Section 19. Broker. At the close of Escrow, Buyer shall pay a Buyer's brokerage commission and fees owed to the brokerage firms of George N. Diamond of Real Estate Investment Group and Ted E. Johnson, Broker, which represented Buyer in the transaction, in the approximate amount of $176,400.00 in connection with the transactions contemplated by this Agreement as set forth in the January 9, 1996 letter agreement attached hereto as Exhibit J. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no other broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement, or to its knowledge is in any way connected with any of such transactions. In the event of any claims for additional brokers' or finders' fees or commissions in connection with the negotiation, execution, or consummation of this Agreement, then Buyer shall indemnify, hold harmless, and defend Seller from and against such claims if such claims are based on any statement or representation or agreement by Buyer, and Seller shall indemnify, hold harmless, and defend Buyer if such claims are based on any statement, representation, or agreement made by Seller.

     Section 20. Required Actions of Buyer and Seller. Buyer and Seller agree to execute all such instruments and documents and to take all actions pursuant to the provisions of this Agreement in order to consummate the purchase and sale contemplated and shall use their best efforts to accomplish the close of Escrow in accordance with the provisions here.

     Section 21. Entry. Buyer, its agents, and designees shall have reasonable access to the Land. Buyer shall indemnify and hold Seller harmless from any loss, damage, or claim arising out of Buyer's access to the Property.

     Section 22. Legal and Equitable Enforcement of This Agreement.

     22.1 Default By Seller. In the event the close of Escrow and the consummation of the transaction here contemplated do not occur by reason of any default by Seller, Buyer shall have the right to either (i) obtain liquidated damages as hereinafter set forth as Buyer's sole remedy, or (ii) institute an action for specific performance to enforce Seller's obligations under this Agreement to convey title to the Land to Buyer and to fulfill Seller's other obligations under this Agreement. If and only of Buyer elects to obtain liquidated damages, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages that Buyer may suffer. Therefore, Seller and Buyer agree that a reasonable estimate of the total net detriment that Buyer would suffer in the event that Seller defaults and fails to convey the Land to Buyer is an amount equal to the Earnest Money and accrued interest thereon and Buyer's predevelopment costs and expenses, including without limitation, architectural, consultant, engineering, and legal fees and related costs not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00), which amount shall be the full, agreed, and liquidated damages for the breach of this Agreement., all other claims to damage or other remedies being herein expressly waived by Buyer, and shall be Buyer's sole and exclusive remedy for the breach of this Agreement (whether at law or in equity) unless Buyer elects to institute an action for specific performance as set forth in this Section. The payment of this amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Buyer. Upon default by Seller, this Agreement shall be terminated and neither party shall have any further rights or obligations under this Agreement, each to the other, except that Escrow Holder shall promptly return the Earnest Money and accrued interest thereon to Buyer and except for the right of Buyer to collect such predevelopment costs and expenses as liquidated damage from Seller.

     22.2      Default By Buyer.

        22.2.1 Prior to Close of Escrow. In the event the close of Escrow and the consummation of the transaction here contemplated do not occur by reason of any default by Buyer, Buyer and Seller agree that it would be impractical and extremely difficult to estimate the damages that Seller may suffer. Therefore, Buyer and Seller agree that a reasonable estimate of the total net detriment that Seller would suffer in the event that Buyer defaults and fails to complete the purchase of the property is and shall be, and Seller's sole and exclusive remedy (whether at law or in equity), an amount equal to the Earnest Money actually paid by Buyer. This amount shall be the full, agreed, and liquidated damages for the breach of this Agreement by Buyer, all other claims to damage or other remedies being herein expressly waived by Seller. The payment of this amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. Upon default by Buyer, this Agreement shall be terminated and neither party shall have any further rights or obligations under it, each to the other, except for the right of Seller to collect such liquidated damages from Buyer and Escrow Holder. In the event Seller has delivered all items as required by
Section 7.1 above and has performed all of its obligations under this Agreement, and Buyer fails to pay the Purchase Price in full into Escrow, Escrow Holder shall immediately pay the Earnest Money of $100,000.00 to Seller, upon receipt of a signed statement from Seller that it has complied in all respects with the terms of this Agreement and has performed all obligations under this Agreement that are conditions precedent to Buyer's obligations as set forth in Section 6.1. Escrow Holder shall not require Buyer's written approval as a condition precedent to the disbursement of the Earnest Money to Seller.

        22.2.2 Post Closing. In the event of a default after Closing, Seller may take any one or more of the following steps:

                  22.2.2.1 Seller may specifically enforce the terms of this Agreement by suit in equity.

                  22.2.2.2 Seller may set off against any obligation due to Buyer any sums due Buyer from Seller.

                  22.2.2.3    In the event Buyer fails to make any payment for
(i) sewer; (ii) storm water retention facilities; or (iii) the Bonus Density Payment within thirty (30) days after receipt of a documented payment request, the unpaid obligation shall bear interest at the rate of eighteen percent (18%) per annum from the due date, in addition to and not in lieu of any and all other rights and remedies available to Seller.

     Section 23.  Assignment.

     23.1 Buyer's Right to Assign. Buyer shall have the right to assign its rights and obligations under this Agreement, upon giving prior written notice to Seller, to any affiliated person or entity, provided that the assignee expressly assumes the obligations of Buyer and the assignee demonstrates to Seller's satisfaction that it has the financial ability to perform. Buyer shall not assign any of its rights or obligations hereunder to any third party which is not an affiliate of Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any assignee shall succeed to all the rights and remedies under this Agreement, including but not limited to the specific performance of this Agreement. Notwithstanding the foregoing, no such assignment shall relieve Buyer from its liability under this Agreement up to and through the close of escrow, whereupon Buyer shall be fully relieved from any further liability under this Agreement.

     23.2 Seller's Right to Assign. Seller shall have the right to assign its rights and obligations under this Agreement, upon giving prior written notice to Buyer, to any entity controlled by Seller, provided that the assignee expressly assumes the obligations of Seller and the assignee demonstrates to Buyer's satisfaction that it has the financial ability to perform. No such assignment shall relieve Seller of any obligation under this Agreement.

     Section 24. Real Estate Licensee. Seller hereby discloses to Buyer that the principals of the two corporate partners of Seller are Oregon real estate licensees acting on their own behalf.

     Section 25.  Miscellaneous.

     25.1 Partial Invalidity. If any term or provision of this Agreement or the application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     25.2 Waivers. No waiver of any breach of any covenant or provision contained here shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision here contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

     25.3 Survival of Representations. The covenants, agreements, representations, and warranties made here shall survive the close of escrow and shall not merge into the deed and the recordation of it in the official records.

     25.4 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the parties to it.

     25.5 Attorney Fees. In the event a party to this Agreement brings any action or suit against another party to this Agreement by reason of any breach of any of the covenants, agreements, or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover from the other party all costs and expenses of the action or suit, including reasonable attorney fees, at trial, on appeal, and in any bankruptcy proceeding.

     25.6 Entire Agreement. This Agreement (including any exhibits attached to it) is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter of the Agreement and supersedes all prior understandings with respect to it. This Agreement may not be modified, changed, supplemented, or terminated, nor may any obligations under it be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted here. The parties do not intend to confer any benefit on any person, firm, or corporation other than the parties hereto.

     25.7 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation, and provision.

     25.8 Construction. Headings at the beginning of each section, paragraph and subparagraph are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular shall include the plural, and the masculine shall include the feminine, and vice versa. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared it. Unless otherwise indicated, all references to sections, paragraphs and subparagraphs are to this Agreement. All exhibits referred to in this Agreement are attached and incorporated by this reference. In the event the date on which Buyer or Seller is required to take any action under the terms of this Agreement is not a business day, the action shall be taken on the next succeeding business day.

     Section 26. Governing Law; Venue. The parties acknowledge that this Agreement has been negotiated and entered into in the state of Oregon. The parties expressly agree that this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Oregon. Any proceeding to interpret or enforce this Agreement shall be commenced and prosecuted in a court of appropriate jurisdiction in Portland, Oregon. The parties hereto irrevocably submit to the jurisdiction of such court.

     Section 27. Capacity; No Personal Liability. This Agreement and all documents, agreements, understandings, and arrangements relating to this transaction have been executed or entered into by an officer of Buyer in his/her capacity as an officer of Buyer which has been formed as Maryland Real Estate Investment Trust pursuant to a Declaration of Trust dated July 10, 1992, as amended, and not individually, and neither the trustees, officers, or shareholders of Buyer shall be bound or have any personal liability hereunder or thereunder. All persons dealing with Buyer shall look solely to the assets of Buyer for satisfaction of any liability of Buyer in respect of this Agreement and all documents, agreements, understandings, arrangements relating to this transaction and will not seek recourse or commence any action against any of the trustees, officers, or shareholders of Buyer or any of their personal assets for the performance or payment of any obligation hereunder or thereunder. The foregoing shall also apply to any future documents, agreements, understandings, arrangements, and transactions between the parties hereto.

     THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written above.

SELLER:                            BUYER:

DERBY-HEINZE PARTNERSHIP           WELLSFORD RESIDENTIAL
an Oregon General Partnership           PROPERTY TRUST

By: DOUBLE D DEVELOPMENT, INC.
an Oregon corporation                   By: /s/ Daniel M. Kelley
---------------------
                                   Title:    Vice Chairman
                                            ---------------------
By: /s/ Dennis L. Derby
    ---------------------
    Dennis L. Derby
    President

SHELBURNE COMPANY, INC.
an Oregon corporation


By: /s/ Gregory Heinze
    -------------------
    Gregory Heinze
    President

     CHICAGO TITLE INSURANCE COMPANY OF OREGON, Escrow Holder, by its duly authorized signature below, agrees to accept this escrow on the terms and conditions of, and to comply with the instructions contained in, the foregoing Agreement.

                              CHICAGO TITLE INSURANCE COMPANY
                               OF OREGON

                              By: /s/ Nancy LaFontaine
                                  ----------------------
                              Title: Escrow Officer
                                     --------------------
                                   EXHIBIT A

                Legal Description of Lincoln Memorial Park Land
                                   EXHIBIT B

                      Legal Description of Hoyt Property
                                   EXHIBIT C

                     Homeowners Association Documentation
                                   EXHIBIT D

                            Preliminary Commitment
                                   EXHIBIT E

           Preliminary Fill Plan/Storm Facility Allocation Formulas

                                  EXHIBIT E-1

                              FILL SPECIFICATIONS


     Seller shall place and compact, or cause to be placed and compacted, fill on the Property in accordance with the following provisions. All such fill shall be placed on the Property in a manner satisfactory to, and approved by, Buyer. Buyer shall accept not less than 100,000 cubic yards of fill material generated from the construction of the Johnson Creek Boulevard Extension.
Buyer shall provide Seller with a mass grading and fill plan on or before May 24, 1996. Seller shall pay all costs associated with normal supervision or inspection of the fill placement. Buyer shall pay all costs associated with Buyer's requested supervision or inspections of the fill placement.

     1) Prior to commencement of any site work, a detailed geotechnical evaluation of the Property, particularly those areas with slopes exceeding 20%, shall be completed by Geotechnical Resources, Inc., or some other mutually acceptable geotechnical engineer (the "Geotechnical Engineer"). This evaluation should be based upon more detailed site and building plans and further site investigations and shall include an analysis by the Geotechnical Engineer verifying that the proposed fills on the Property and/or on sites adjacent to the Property and the proposed cuts and trenching on the Property and/or sites adjacent to the Property will have no potential of de-stabilizing the soils.

     2) Over excavation based on the recommendation of the Geotechnical Engineer may be necessary.

     3) Mass grading and fill placement operations should be monitored onsite by the Geotechnical Engineer.

     4) Cut/Fill Process:

        a.     Provide cut and fill to grades on mutually acceptable plans.
               The ground surface of the Property should be stripped of all vegetation, surface organics, and loose surface soils.
               Stripping will be required to a minimum 6" to 12" depth, however, additional stripping depth may be required. Strippings will be hauled offsite.

        b. Fine-grained soils cannot be used to construct compacted structural fills during wet weather. Silty clay soils will require aeration and drying to lower the moisture content to permit adequate compaction. Alternatively, the wet soils can be treated with admixtures, such as lime or cement.

        c. As required by the Geotechnical Engineer, subdrains, such as french drains, shall be placed in all existing drainages and swales prior to fill placement. Depending on the final location of fills and the steepness of the slopes, it may also be necessary to install drainage/working blankets of pit-run rock at the base of the fills to facilitate construction of the remainder of the fill. The necessity of these procedures will be determined by the Geotechnical Engineer based upon site observations during the construction process.

        d. All fill should be placed in thin lifts and compacted with suitable equipment to at least 95% of the maximum dry density as determined by ASTM D 698. Thickness of lifts will be determined by Geotechnical Engineer. All fill shall be tested as required by the Geotechnical Engineer.

        e. Fills constructed on existing slopes steeper than 5H:1V should be benched into the slope at the toe of the fill. Unless approved by the Geotechnical Engineer, cut and fill slopes, including the slope between the Property and the adjacent school should be constructed no steeper than 2H:1V.

        f. Erosion control measures, reviewed by Otak and approved by Clackamas County, will be put in place prior to commencement of work and maintained as required by the County. These measures will include, without limitation, silt fencing, hay bales, hydro seeding, and other measures required to maintain and protect the Property and downslope areas and minimize erosion of the Property and downslope areas.

5) Upon completion of the mass grading and fill placement operations, the Geotechnical Engineer shall provide Buyer with a letter substantially in the form attached hereto as Exhibit 1.
                                  EXHIBIT E-2

                       STORM DRAINAGE ALLOCATION FORMULA


     The allocation is based upon the impervious area generated on the multi-family and single-family sites serviced by the off-site detention facility. The following assumptions were utilized in calculating the allocation between the multi-family and single-family sites:

Multi-family:

     24.5 acres x 65% impervious = 15.93 acres of impervious surface.

Single-family:

     31.7 acres x 45 impervious - 14.26 acres of impervious surface.

     Cost share to multi-family:

             15.93
         --------------
        (15.93 + 14.27)  = 53%

     Cost share to single-family:

             14.27
         ---------------
        (15.93 + 14.27)  = 47%

                                   EXHIBIT F

                            Statutory Warranty Deed
                                   EXHIBIT G

             Approvals, Permits, and Agreements Involving the Land
                                   EXHIBIT H

                          Approved Building Materials

     -Double Wall Construction

     -Siding (No synthetic wood materials permitted)
        -Lap
        -Stucco
        -Masonry
        -Vinyl (high quality)

     -Windows
        -Vinyl
        -Wood

     -Roofing materials
        -Tile
        -Architectural Composition Asphalt Shingles (35 year grade or better with built up ridges), including Tanko shingles

     -Chimney flues to have architectural tops, if permitted by Code

                                   EXHIBIT I

                              Loan Documentation
                                   EXHIBIT J

                       January 9, 1996 Letter Agreement